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                                                                    Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Applied Micro Circuits Corporation for the registration of 9,000 shares of its common stock expected to be filed on or about April 20, 2000 and to the incorporation by reference therein of our report dated April 21, 1999, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation, included in its Annual Report on form 10-K for the fiscal year ended March 31, 1999, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP
                                               Ernst & Young LLP

April 18, 2000
San Diego, California